EXHIBIT 10.2

MELCO PBL ENTERTAINMENT (MACAU) LIMITED

DIRECTOR AGREEMENT

This Agreement is made and entered into as of                                         , 2006, by and between Melco PBL Entertainment (Macau) Limited, a Cayman Islands corporation (the “Company”), and                                     , an individual (“Director”).

I.	SERVICES

1.1 Board of Directors. For the term of this Agreement, Director shall serve as a member of the Company’s Board of Directors (the “Board”). The Board shall consist of the Director and such other members as nominated and elected pursuant to the Company’s then-current Memorandum and Articles of Association (the “M&A”).

1.2 Director Services. Director’s services to the Company hereunder shall include service on the Board to supervise the management of the business and affairs of the Company in accordance with applicable law and the M&A and such other services mutually agreed to by Director and the Company, including service on the                                      Committee, for which he will serve as Chairperson,                                      Committee and                                      Committee (the “Director Services”).

II.	COMPENSATION

2.1 Expense Reimbursement. The Company shall reimburse Director for all reasonable travel and other out-of-pocket expenses incurred in connection with the Director Services rendered by Director.

2.2 Fees to Director. The Company agrees to pay Director, quarterly in arrears: (i) US$[            ] per year for the Director Services; and (ii) US$[            ] per Board or any Committee meeting that Director attends. [In addition, the Company agrees to pay Director US$[            ] per year for serving as the Chairperson of the [            ] Committee.] In the event Director ceases to serve on the Board for any reason, Director shall be entitled to the pro rata portion of the annual fee for the number of months he has served on the Board in any given year.

2.3 Director and Officer Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers for the term of this Agreement and, if such insurance is maintained by the Company, for five years following expiration of the term of this Agreement.

III.	DUTIES OF DIRECTOR

3.1 Fiduciary Duties. In fulfilling his managerial responsibilities, Director shall act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

3.2 Confidentiality.

3.2.1 Confidential Information. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, or, if the Agreement is terminated pursuant to Section 5.2, for a period of one (1) year following the Termination Date, Director shall maintain in strict confidence all information he has obtained or shall obtain from the Company which the Company has designated as “confidential” or which is, by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Director (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by Director outside of this relationship (“Confidential Information”).

3.3 Nondisclosure and Nonuse Obligations. Director will use the Confidential Information solely to perform the Director Services for the benefit of the Company. Director will treat all Confidential Information of the Company with the same degree of care as Director accords to Director’s own confidential information, and Director will use its best efforts to protect the Confidential Information. Director will not use the Confidential Information for his own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him, or of which he becomes aware, of the Confidential Information. Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

3.4 Return of Company Property. All materials furnished to Director by the Company, whether delivered to Director by the Company or made by Director in the performance of Director Services under this Agreement (“Company Property”) are the sole and exclusive property of the Company. Director agrees to promptly deliver the original and any copies of Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of Company Property. Director agrees to certify in writing that Director has so returned or destroyed all such Company Property.

IV.	COVENANTS OF DIRECTOR

4.1 Noninterference with Business. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, or, if the Agreement is terminated pursuant to Section 5.2, for a period of one (1) year following the Termination Date, Director agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, Director agrees not to solicit or induce any employee, independent contractor, customer or supplier of the Company to terminate or breach his or her employment, contractual or other relationship with the Company.

V.	TERM AND TERMINATION

5.1 Term. This Agreement shall be effective immediately upon the SEC’s declaration of effectiveness of the Company’s registration statement on Form F-1 and will continue until the date on which Director ceases to be a member of the Board for any reason (the “Expiration Date”).

5.2 Termination. Either party may terminate this Agreement at any time by giving written notice to the other party (the “Termination Date”).

5.3 Survival. The rights and obligations contained in Articles III and IV will survive any termination or expiration of this Agreement.

VI.	MISCELLANEOUS

6.1 Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

6.2 Access to Information. The Company shall maintain copies of all Board resolutions and minutes in connection with the Director Services, including copies of all papers and other materials presented at any Board meeting in connection with the Director Services, and provide access to any such information upon reasonable request from time to time by Director during the term of this Agreement, and, to the extent reasonably requested in connection with any proceeding or action for which Director may seek indemnification from the Company, for five years following the expiration of the term of this Agreement.

6.3 No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

6.4 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page of this Agreement or such other address as either party may specify in writing.

6.5 Governing Law. This Agreement shall be governed in all respects by the laws of Hong Kong Special Administrative Region of the People’s Republic of China, without regard to conflicts of law principles thereof.

6.6 Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

6.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by Director for the Company.

6.8 Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and Director. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

6.9 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:	Melco PBL Entertainment (Macau) Limited
Address:
Penthouse, 38th Floor, The Centrium
60 Wyndham Street	By:
Central	Name:
Hong Kong	Title:
Fax: +852-3162-3579

Director:
Address:	Name:

Director Agreement – Signature Page